STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of March 2025, by and between Marijuana, Inc. (the "Company") and Jeff Leavitt, a Texas resident, (the "Buyer").

WITNESSETH:

WHEREAS the Company desires to sell an aggregate of up to 3,000,000 shares of Common stock of Marijuana, Inc, a Nevada corporation (MAJI) to the Buyer, and the Buyer desires to purchase the MAJI Shares pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Purchase of the MAJI Shares. Buyer is authorized to purchase from the Company Three Million (3,000,000) common shares of MAJI Rule 144 stock, ("MAJI Shares") pursuant to the following terms:

1.1 Share Purchase Price. The share purchase price ("Share Purchase Price") for MAJI shall be \$.01 per share.

2. Representations, Warranties, and Agreements of Buyer. Buyer hereby makes the following representations, warranties, and agreements and confirms the following understandings, each of which are made or confirmed with respect to MAJI Shares subscribed for herein:

2.1 Accredited Investor Status. Buyer represents that (s)he/it is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, amended (the "Securities Act").

2.2 Review and Evaluation of Information Regarding the Company. Buyer acknowledges that and represents that (s)he/it has conducted, or has been afforded the opportunity to conduct, an investigation of the Company and has been offered the opportunity to ask representatives of the Company questions about the Company's financial condition and proposed business and that Buyer has obtained such available information as Buyer has requested, to the extent Buyer has deemed necessary, to permit Buyer to fully evaluate the merits and risks of an investment in the Company. Representatives of the Company have answered all inquiries that Buyer has put to them concerning the Company and its activities, and the offering and sale of the MAJI Shares, and the undersigned has reviewed the corporate documents regarding the Company. Buyer (a) has adequate means of providing for his/her/its current needs and possible contingencies, (b) has no need for liquidity in this investment, (c) is able to bear the economic risk of his investment in the MAJI Shares and (d) at the present time, can afford a complete loss of such investment.

2.3 Buyer understands that (a) there is and will be no market for the MAJI Shares, (b) the MAJI Shares and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from registration is available, (c) the Company is under no obligation to register the MAJI Shares or to assist in complying with any exemption from registration, and (d) the MAJI Shares may not be sold unless all of the conditions of that Rule 144 of the Securities Act are met.

2.4 Risks. Buyer recognizes that the purchase of MAJI Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that: Buyer may not be able to liquidate the investment in the event of an emergency; transferability is limited; and in the event of a disposition, Buyer could sustain a complete loss of the entire investment.

2.5 Buyer's Financial Experience. Buyer is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of purchase of shares in the Company or, if (s)he/it has utilized the services of a Buyer representative, together with such representative, are sufficiently experienced in financial and business matter to be capable of evaluating the merits and risks of an investment in the Company.

2.6 Suitability of Investment. Buyer has evaluated the merits and risks of Buyer's proposed investment in the Company, including those risks particular to Buyer's situation, and has determined that this investment is suitable for Buyer.

2.7 Exempt Offering. Buyer understands that the MAJI Shares are not being registered on the basis that this issuance is exempt from registration under the Securities Act, including but not limited to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, together with the applicable state securities laws, and that reliance on such exemptions is predicated, in part, on Buyer's representations and warranties contained in this Agreement.

2.8 Absence of Official Evaluation. Buyer understands that no federal or state agency has made any finding or determination as to the fairness of the terms of an investment in the Company, or any recommendation for or endorsement of the MAJI Shares.

2.9 Non-reliance. Buyer is not relying on Company, or any representation contained herein or in the documents referred to herein with respect to the tax and economic effect of Buyer's purchase of MAJI Shares hereunder.

2.10 If Buyer is an Entity. If Buyer is a corporation, partnership, trust, or other entity: Buyer has the full right, power, and authority to execute and deliver this Agreement and perform Buyer's obligations hereunder. Buyer has not been in existence for less than 90 days prior to the date hereof; and if Buyer is an entity, then the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so.

2.11 Obligation. This Agreement constitutes a valid and legally binding obligation of Buyer and neither the execution of this Agreement nor the consummation of the

purchase and sale contemplated herein will constitute a violation of or default under, or conflict with, any judgment, decree, statutes or regulation of any governmental authority applicable to Buyer, or any contract, commitment, agreement, or restriction of any kind to which Buyer is a party or by which Buyer's assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable laws, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Buyer.

2.12 No General Solicitation. Buyer is not subscribing for MAJI Shares because of or following any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television or radio.

2.13 Representation and Warranties of the Company. Each of the Company, severally and not jointly, represents and warrants that:

2.14 Authority. The Company has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein. This Agreement has been duly authorized, executed and delivered by each Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Company does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which the Company may be bound or affected.

2.15 Title. The Company has good and marketable title to the number of shares set forth on the signature page hereof free and clear of all liens and encumbrances. The Company is the owner of and or has the right to issue such shares.

2.16 Duly Endorsed. The certificates representing the MAJI Shares will be duly endorsed upon their transfer or issuance to the Buyer.

2.17 Litigation. There is no litigation now pending or threatened against Company or the MAJI Shares, and further, to Company's knowledge and according to all information reasonably available to him or her, there is no cause, grounds, or basis for any such action against either him, her or the MAJI Shares.

2.18 Execution. Company has executed this Agreement voluntarily and with the full understanding of all its terms and conditions.

2.19 No Reliance. Other than the representations and warranties included in this Agreement, Company has not executed this Agreement in reliance upon any representations, warranties, affirmations, promises, or statements made by Buyer, the Company, or by Buyer's agents, the Company's agents, attorneys, or other representatives of the parties.

3. Miscellaneous.

3.1 Fees and Costs. The Company and the Buyer shall each bear their own fees and costs incurred in connection with this Agreement.

3.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

3.3 Governing Law. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Florida.

3.4 Survival of Representations and Warranties. All representations and warranties made by the Company and the Buyer shall survive the Closing and for a period of one-year following the Closing.

3.5 Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

3.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7 Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

3.8 Rule of Construction Relating to Ambiguities. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

Marijuana Inc.

By: ______________________

Name: Mike Sheikh

Title: CEO

BUYER:

JEFF LEAVITT

By: ______________________

Name: Jeff Leavitt